EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RPM International Inc.:

We consent to the incorporation by reference in the Registration Statement (File No. 333-101501) on Form S-8 of RPM International Inc. of our report dated June 19, 2014 relating to the statement of net assets available for benefits of RPM International Inc. Union 401(k) Trust and Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013, which appears in the December 31, 2013 annual report on Form 11-K of RPM International Inc.

/s/ SS&G, Inc.

SS&G, Inc.

Cleveland, Ohio

June 19, 2014